                                                                    EXHIBIT 10.1





                            VIAGRAFIX CORPORATION

                              ----------------

                      SERIES A CONVERTIBLE PREFERRED STOCK
                               PURCHASE AGREEMENT

                                August 16, 1994

                              ----------------

                      SERIES A CONVERTIBLE PREFERRED STOCK
                               PURCHASE AGREEMENT

                                     INDEX

                                                                    Page
                                                                    ----
Section 1. PURCHASE, SALE AND TERMS OF PURCHASED SHARES . . . .     1

         1.1     The Purchased Shares.  . . . . . . . . . . . .     1
         1.2     Purchase and Sale of Purchased Shares  . . . .     1
                 (a) The Closing  . . . . . . . . . . . . . . .     1
                 (b) Use of Proceeds  . . . . . . . . . . . . .     2
                 (c) Subsequent Sales.  . . . . . . . . . . . .     2

Section 2. REPRESENTATIONS AND WARRANTIES OF THE
                 COMPANY AND PRINCIPAL SHAREHOLDERS . . . . . .     2

         2.1     Business; Organization, Corporate Power
                   and Authority, etc.  . . . . . . . . . . . .     2
         2.2     Validity . . . . . . . . . . . . . . . . . . .     2
         2.3     Capitalization; Status of Capital Stock. . . .     3
         2.4     Taxes  . . . . . . . . . . . . . . . . . . . .     4
         2.5     Litigation . . . . . . . . . . . . . . . . . .     4
         2.6     No Violations..  . . . . . . . . . . . . . . .     4
         2.7     Other Agreements . . . . . . . . . . . . . . .     5
         2.8     Other Agreements of Officers, etc. . . . . . .     5
         2.9     Governmental Consents, etc.. . . . . . . . . .     5
         2.10    Transactions with Affiliates . . . . . . . . .     5
         2.11    Compliance with Law  . . . . . . . . . . . . .     6
         2.12    Financial Statements . . . . . . . . . . . . .     6
         2.13    Material Contracts . . . . . . . . . . . . . .     6
         2.14    Title to Assets; Intellectual Property . . . .     8
         2.15    Disclosure   . . . . . . . . . . . . . . . . .     9
         2.16    Compliance with Securities Laws  . . . . . . .     9

Section 3. CONDITIONS OF PURCHASE . . . . . . . . . . . . . . .    10

         3.1     Certificate of Company . . . . . . . . . . . .    10
         3.2     Opinion of Counsel . . . . . . . . . . . . . .    10
         3.3     Authorization; Consents..  . . . . . . . . . .    10
         3.4     Certificate of Incorporation . . . . . . . . .    10
         3.5     Stockholders Agreement . . . . . . . . . . . .    10
         3.6     Registration Rights Agreement  . . . . . . . .    10
         3.7     Nondisclosure and Developments
                   Agreements . . . . . . . . . . . . . . . . .    11
         3.8     Non-Competition Agreements . . . . . . . . . .    11
         3.9     Board of Directors . . . . . . . . . . . . . .    11
         3.10    Repurchases. . . . . . . . . . . . . . . . . .    11
         3.11    Officers Certificate as to Financial
                   Statements . . . . . . . . . . . . . . . . .    11
         3.12    All Proceedings Satisfactory . . . . . . . . .    11

Section 4. COVENANTS OF THE COMPANY . . . . . . . . . . .   11

 4.1     Financial Statements . . . . . . . . . . . . . .   12
 4.2     Conduct of Business  . . . . . . . . . . . . . .   12
 4.3     Adverse Changes  . . . . . . . . . . . . . . . .   12
 4.4     Insurance  . . . . . . . . . . . . . . . . . . .   13
 4.5     Life Insurance . . . . . . . . . . . . . . . . .   13
 4.6     Maintenance of Properties  . . . . . . . . . . .   13
 4.7     Affiliated Transactions  . . . . . . . . . . . .   13
 4.8     Management Compensation; Compensation
                 Committee; Dividends . . . . . . . . . .   13
 4.9     Lock-up for Certain Stockholders . . . . . . . .   14
 4.10    Inspection . . . . . . . . . . . . . . . . . . .   14
 4.11    Board of Directors Meetings.. .. . . . . . . . .   15
 4.12    Right to Participate in Sale of
                 Additional Securities  . . . . . . . . .   15
 4.13    Conduct of the Company . . . . . . . . . . . . .   16
 4.14    Loans and Advances . . . . . . . . . . . . . . .   16
 4.15    Indebtedness . . . . . . . . . . . . . . . . . .   17

Section 5. REPRESENTATIONS AND WARRANTIES OF INVESTORS  .   17

Section 6. MISCELLANEOUS. . . . . . . . . . . . . . . . .   19

 6.1     Brokers' Fee . . . . . . . . . . . . . . . . . .   19
 6.2     Remedies . . . . . . . . . . . . . . . . . . . .   19
 6.3     Amendments and Waivers . . . . . . . . . . . . .   20
 6.4     Survival of Covenants; Assignability of Rights .   21
 6.5     Governing Law  . . . . . . . . . . . . . . . . .   21
 6.6     Section Headings . . . . . . . . . . . . . . . .   21
 6.7     Counterparts . . . . . . . . . . . . . . . . . .   21
 6.8     Notices and Demands  . . . . . . . . . . . . . .   21
 6.9     Severability . . . . . . . . . . . . . . . . . .   22
 6.10    Definitions of Terms . . . . . . . . . . . . . .   23
 6.11    Expenses . . . . . . . . . . . . . . . . . . . .   24
 6.12    Entire Agreement . . . . . . . . . . . . . . . .   24

Schedules
---------

 I. Schedule of Investors

Exhibits
--------

1.1      Terms of Series A Preferred Stock
2.1      Subsidiaries
2.3      Holders of Issued and Outstanding
           Stock of the Company
2.4      Taxes
2.5      Litigation
2.9      Governmental Consents
2.10     Transactions with Affiliates
2.12     Unaudited Financial Statement of the Company
2.13     Material Contracts of the Company
2.14     Existing Liens and Intellectual Property
3.2      Opinion of Counsel
3.5      Stockholders Agreement
3.6      Registration Rights Agreement
3.7      Employee Nondisclosure and Developments Agreement
3.8      Non-Competition Agreement

                      SERIES A CONVERTIBLE PREFERRED STOCK
                               PURCHASE AGREEMENT

         AGREEMENT made as of this 16th day of August, 1994 by and among VIAGRAFIX CORPORATION (the "Company"), an Oklahoma corporation, with its current principal place of business at Five South Vann Street, Pryor, OK 74361, Michael Webster and Robert Webster (the "Principal Shareholders") and the persons and entities listed on the Schedule of Investors designated as Schedule I hereto (collectively referred to as the "Investors" and individually referred to as an "Investor").

1.       PURCHASE, SALE AND TERMS OF PURCHASED SHARES

         Section 1.1. The Purchased Shares. The Company has authorized the issuance and sale to the Investors of 1,710,000 shares (the "Purchased Shares") of its authorized, but unissued shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") at a purchase price of approximately $1.7544 per share. The designations, rights and preferences and other terms and conditions relating to the Series A Preferred Stock shall be as set forth on
Exhibit 1.1 attached hereto. Any shares of the Company's common stock ("Common Stock") hereafter issued or issuable upon conversion of the Purchased Shares are herein referred to as the "Common Shares". The Purchased Shares and Common Shares are collectively referred to herein as the "Securities".

         Section 1.2. Purchase and Sale of Purchased Shares.

                 (a) The Closing. The Company agrees to issue and sell to the Investors, and, subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Investors, severally but not jointly, agree to purchase, that number of the Purchased Shares set forth opposite their respective names on Schedule I attached hereto. The aggregate purchase price for the Purchased Shares being purchased by each Investor is set forth opposite such Investor's name on Schedule I. Such purchase and sale shall take place at a closing (the "Closing") to be held at the offices of Testa, Hurwitz & Thibeault, Exchange Place, 53 State Street, Boston, Massachusetts, at 10:00 A.M. on August 16, 1994 or on such other date and at such time as may be mutually agreed upon by the Company and the Investors (the "Closing Date") provided, however, that the aggregate price paid for the Purchased Shares shall not be less than Three Million Dollars ($3,000,000). At the Closing the Company will deliver to each Investor certificates for the number of Purchased Shares set forth opposite its name on
Schedule I against delivery to the Company of a check or wire transfer in the amount set forth opposite such Investor's name on Schedule I.

                 (b) Use of Proceeds. The Company shall use the proceeds from the sale of the Purchased Shares to repurchase up to (i) 863,636 shares of presently issued and outstanding Common Stock at a price of $1.7544 per share from Robert Webster and; (ii) 1,416,364 shares of presently issued and outstanding Common Stock at a price of $1.7544 per share from Michael Webster.

                 (c) Subsequent Sales. At any time on or before October 31, 1994, the Company may sell up to 570,000 additional shares of Series A Preferred Stock under the terms of this Agreement. By execution of a counterpart of this Agreement, a purchaser of any such shares shall be deemed to be an Investor for all purposes hereof, such shares of Series A Preferred Stock shall be deemed to be Purchased Shares hereunder, and Schedule I hereto shall be amended to reflect such additional sale of Series A Preferred Stock.

2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         In order to induce the Investors to enter into this Agreement, the Company represents and warrants that, except as set forth on the attached schedules of exception:

         Section 2.1. Business; Organization, Corporate Power and Authority, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has full corporate power and authority to own and hold its properties and to carry on its business as presently conducted. The Company is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of property owned or leased, or the nature of the activities conducted by it, makes such licensing or qualification necessary, except where the failure to so qualify would not have a material adverse effect on the business, assets or condition, financial or otherwise, or operations of the Company. Except as set forth on Exhibit 2.1 attached hereto, the Company has no Subsidiaries and does not own of record or beneficially any shares of capital stock or securities convertible into capital stock of, or any other proprietary interest in, any Person.

         Section 2.2. Validity. The Company has all necessary power and authority, and has taken all action required to execute, deliver and perform this Agreement, the Stockholders Agreement referred to in Section 3.5 hereof (the "Stockholders" Agreement") and the Registration Rights Agreement referred to in Section 3.6 hereof (the "Registration Rights Agreement"), to issue, sell and deliver the Purchased Shares, and to issue the Common Shares issuable upon conversion of the Purchased Shares. This Agreement, the Purchased Shares, the Stockholders Agreement, the Registration Rights Agreement, and all other documents and instruments executed by the Company pursuant hereto when delivered, are and will be duly authorized, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors; equitable principles limiting rights to specific performance or other equitable remedies; and, with respect to the enforceability of the provisions set forth in the Registration Rights Agreement, applicable Federal and state securities laws. Upon the issuance, sale and delivery of the Securities in accordance with the terms hereof, the Securities will be validly issued, fully paid and non-assessable and will be free and clear of all liens, charges, restrictions, claims and encumbrances of any kind, subject to restrictions on transfer under Federal and state securities laws, this Agreement, the Stockholders Agreement and the Company's Certificate of Incorporation, as amended (the "Charter").

         Section 2.3. Capitalization; Status of Capital Stock. The authorized capital stock of the Company consists of (i) 2,280,000 shares of Preferred Stock, all of which have been designated Series A Convertible Preferred Stock, and (ii) 10,000,000 shares of Common Stock. Immediately prior to the Closing, 7,500,000 shares of the Company's Common Stock will be issued and outstanding, and no shares of Series A Convertible Preferred Stock will have been issued. All issued and outstanding shares of the Company's Common Stock have been duly authorized and validly issued, are fully paid, and non-assessable, and were issued in compliance with all applicable state and Federal securities laws. The Company has authorized and reserved, and covenants to continue to reserve, a sufficient number of shares of Common Stock for issuance upon the conversion of the Purchased Shares, which when so issued and delivered, will be duly authorized and validly issued, fully paid, and non-assessable. Except as set forth on Exhibit 2.3 attached hereto or as otherwise contemplated by this
Agreement: (a) there are no options or rights to purchase shares of capital stock of the Company, or securities convertible into shares of capital stock, authorized, issued or outstanding, and the Company is not obligated in any manner to issue any shares of its capital stock or securities convertible into or evidencing any right to acquire shares of its capital stock, or to distribute to holders of any of its capital stock any evidence of indebtedness or assets; (b) no Person has any preemptive right, right of first refusal or similar right to acquire additional shares of capital stock in connection with the sale and purchase of the Purchased Shares or issuance of the Common Shares pursuant to this Agreement or otherwise; (c) there are no restrictions on the transfer of the shares of capital stock of the Company, other than those imposed by relevant state and Federal securities laws or the Charter; (d) no Person has any right to cause the Company to effect the registration under the Securities Act of any shares of capital stock or any other securities (including debt securities) of the Company; (e) except for the agreements described in Section 3.10 below, the Company has no obligation to purchase, redeem or otherwise acquire any of its equity securities or any interests therein, or to pay any dividend or make any other distribution in respect thereto; and (f) there are no voting trusts, stockholders' agreements, or proxies relating to any securities of the Company. A complete and correct schedule of the holders of the issued and outstanding capital stock of the Company, and the number of shares of capital stock beneficially owned by such holders, is set forth on
Exhibit 2.3 attached hereto. The Company has heretofore delivered to the Investors true and correct copies of its Charter and By-laws, each as amended and in effect on the date hereof and certified by the Company's Secretary.

         Section 2.4. Taxes. Except as set forth on Exhibit 2.4, the Company has accurately prepared and timely filed all Federal, state and other tax returns that are required to be filed by it and has paid or made provision for the payment of all taxes that have become due pursuant to such returns and, to the best of its knowledge, all other taxes, assessments and governmental charges which have become due and payable, including, without limitation, all taxes which the Company is obligated to withhold from amounts owing to employees, creditors and third parties. No deficiency assessment with respect to or proposed adjustment of the Company's Federal, state, or other taxes is pending or, to the best of the Company's knowledge, threatened. There is no tax lien, whether imposed by any Federal, state, or other taxing authority, outstanding against the assets, properties or business of the Company.

         Section 2.5. Litigation. Except as set forth on Exhibit 2.5 attached hereto, there is no action, suit, proceeding or investigation pending or, to the best of the Company's knowledge, threatened against or affecting the Company which might result, either in any case or in the aggregate, in any material adverse change in the business, assets or condition, financial or otherwise, or operations of the Company, or which might call into question the validity of, or hinder the enforceability or performance of this Agreement, the Stockholders Agreement, the Registration Rights Agreement, or the Purchased Shares, or any action taken or to be taken pursuant hereto; and, to the best of the Company's knowledge, no event has occurred and no condition exists on the basis of which any litigation, proceeding or investigation might properly be instituted. The Company is not in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency that might result, either in any case or in the aggregate, in any material adverse change in the business, assets or condition, financial or otherwise, or operations of the Company.

         Section 2.6. No Violations. The execution, delivery and performance of this Agreement, the Stockholders Agreement, the Registration Rights Agreement, and any documents or instruments delivered, executed and performed in connection herewith or therewith, the consummation of the transactions contemplated hereby (including the issuance, sale and delivery of the Purchased Shares and, upon conversion of the Purchased Shares, the issuance and delivery of the Common Shares), and compliance with the provisions hereof, will not violate any provision of law, the Charter, or By-laws, as amended, of the Company, any order of any court or other agency of government or indenture, agreement or other instrument to which the Company is bound, or conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

         Section 2.7. Other Agreements. To the best of its knowledge, the Company is not a party to or bound by any agreement, contract or commitment or subject to any charter, bylaw or other corporate restriction, which materially adversely affects, or which in the future could materially adversely affect its business, assets or condition, financial or otherwise, or operations.

         Section 2.8. Other Agreements of Officers, etc. To the best of the Company's knowledge, no officer or Key Employee of the Company is a party to or bound by any agreement, contract or commitment, or subject to any restriction, which materially and adversely affects, or which in the future could materially and adversely affect, the business, assets or condition, financial or otherwise, or operations of the Company or the right of any such Person to participate in the affairs of the Company. To the best of the Company's knowledge, no Key Employee of the Company has any present intention of terminating his or her employment with the Company, and the Company has no present intention of terminating any such employment.

         Section 2.9. Governmental Consents, etc. Except as set forth on
Exhibit 2.9 attached hereto, no consents, approvals or authorizations of, or registrations, qualifications, designations, declarations or filings with, any Federal, state or local governmental authority (other than with respect to United States Federal and state securities laws with which the Company has represented and warranted in Section 2.16 hereof that the Company is in compliance) on the part of the Company are required as a condition precedent to the valid execution and delivery of this Agreement or the valid offer, issue, sale and delivery of the Securities.

         Section 2.10. Transactions with Affiliates. Except as set forth on
Exhibit 2.10 attached hereto, there are no loans, leases or other continuing transactions between the Company or any of the Company's customers, franchisees or suppliers, and any stockholder, director or officer of the Company, or any member of such officer's, director's or stockholder's immediate family, or any Person controlled by such officers, directors or stockholders or their immediate families.

         Section 2.11. Compliance with Law. To the best of the Company's knowledge, the Company is currently in compliance in all material respects with all Federal and state laws, rules, regulations and orders applicable to its business, operations, properties, assets, products, and services (including, without limitation, any such laws, rules, regulations and orders relating to franchisement).

         Section 2.12. Financial Statements. The unaudited consolidated financial statements of the Company for the eighteen months ended June 30, 1994, which are set forth on Exhibit 2.12 attached hereto, present fairly the financial position of the Company as at the dates thereof and for the periods covered thereby and have been prepared in accordance with generally accepted accounting principles consistently applied. Since June 30, 1994, (i) there has been no material adverse change in the business, assets or condition, financial or otherwise, or operations of the Company; (ii) neither the business, condition, financial or otherwise, or operations of the Company nor any of the properties or assets of the Company have been materially adversely affected by any event or occurrence of any type, whether or not insured against; (iii) except as entered into in the ordinary course of business, the Company has not incurred any liabilities or obligations; and (iv) the Company has not entered into any transaction which, to the best of the Company's knowledge, would have a material adverse effect on the business, assets, condition, financial or otherwise, or operations of the Company.

         Section 2.13. Material Contracts. To the best of the Company's knowledge, except for the contracts of the Company set forth on Exhibit 2.13 attached hereto (collectively, the "Contracts"), the Company is not a party to or otherwise bound by any written or oral:

                 (a) contract or series of contracts with the same Person for the purchase of machinery, equipment, goods or services, or the furnishing of services, including without limitation, contracts with franchisees, which contracts have a value in excess of $25,000;

                 (b) contract with any labor union (and, to the best of the Company's knowledge, no organizational effort is being made with respect to any of their employees);

                 (c) contract or other commitment with any supplier or franchisee containing any provision permitting any party other than the Company to renegotiate the price or other terms, or containing any pay-back or other similar provision, upon the occurrence of a failure by the Company to meet its obligations under the contract when due or the occurrence of any other event;

                 (d) contract for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment in excess of its normal operating requirements;

                 (e) contract for the employment of any officer, employee or other person on a full-time or consulting basis, which is not terminable on notice without cost or liability to the Company, except normal severance arrangements and accrued vacation pay;

                 (f) bonus, pension, profit-sharing, retirement, hospitalization, insurance, stock purchase, stock option or other plan, contract or understanding pursuant to which benefits are provided to any employee of the Company (other than group insurance plans applicable to employees generally);

                 (g) agreement or indenture relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, any asset of the Company or any agreement or instrument evidencing any guaranty by the Company of payment or performance by any other Person;

                 (h) voting trust or agreement, stockholders' agreement, pledge agreement, buy-sell agreement or first refusal or preemptive rights agreement relating to any securities of the Company other than the Stockholders Agreement;

                 (i) agreement or obligation (contingent or otherwise) to issue, sell or otherwise distribute or to repurchase or otherwise acquire or retire any shares of its capital stock or any of its other equity securities (except as contemplated in Section 3.10);

                 (j) agreement under which the Company has advanced or agreed to advance money, or under which the Company has agreed to lease any property as lessee or lessor for annual lease payments in excess of $25,000;

                 (k) agreement under which the Company has granted any person any registration rights, other than the Registration Rights Agreement;

                 (l) agreement under which the Company has limited or restricted its right to compete with any Person in any respect;

                 (m) contract or other commitment involving more than $25,000 and not in the ordinary course of the Company's business;

                 (n) agreement providing for disposition of the business, assets or shares of the Company agreement of merger or consolidation to which the Company is a party or letter of intent with respect to the foregoing; or

                 (q) agreement or letter of intent with respect to the acquisition of the business, assets or shares of any other Person.

         The Company has supplied to or made available for review by special counsel to the Investors copies of all of the Contracts to which it is a party. The Company, to the best of the Company's knowledge, and all of the other parties to such Contracts, have performed all obligations required to be performed by such Persons to date under the Contracts, have received no notice of default and are not in default under any of the Contracts, unless such default or failure to perform would not have a material adverse effect on the Company. The Company is in compliance in all material respects with the terms and provisions of its Charter and By-laws, each as amended and in effect on the date hereof.

         Section 2.14. Title to Assets; Intellectual Property. With the exception of those of its properties which are under lease, and except as set forth on Exhibit 2.14 attached hereto, the Company has good and marketable title to, and is the owner, free and clear, of all of its properties and assets and there are no liens or other security interests outstanding against any of these properties and assets. The term "properties" as used herein shall include all property of whatever nature used by the Company in the conduct of its business. All leases pursuant to which the Company leases real or personal property are in good standing and are valid and effective in accordance with their respective terms and there exists no default or other occurrence or condition which could result in a default or termination thereof. Set forth in
Exhibit 2.14 is a list and brief description of all domestic and foreign patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights, and all applications for such which are in the process of being prepared, owned by or registered in the name of the Company, or of which the Company is a licensor or licensee or in which the Company has any right, and in each case a brief description of the nature of such right. The Company owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets, customer lists and know how (collectively, "Intellectual Property") necessary or desirable to the conduct of its business as conducted and as proposed to be conducted, and no claim is pending or, to the best of the Company's knowledge, threatened to the effect that the operations of the Company infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, and there is of any other person under any Intellectual Property, and there is no basis for any such claim (whether or not pending or threatened). No claim is pending or threatened to the effect that any such Intellectual Property owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable by the Company, and there is no basis for any such claim (whether or not pending or threatened). To the best of the Company's knowledge, all technical information developed by and belonging to the Company which has not been patented has been kept confidential. The Company has not granted or assigned to any other person or entity any right to manufacture, have manufactured, assemble or sell the products or proposed products or to provide the services or proposed services of the Company.

         Section 2.15. Disclosure. Neither this Agreement nor any certificate, list, exhibit, letter or other written statement furnished by the Company to the Investors or their special counsel in connection herewith, to the best of the Company's and each Principal Shareholder's knowledge, contains any untrue statement of a material fact or, when read together, omits to state any material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which they are or were made. There exists no fact or circumstances which materially and adversely affects, or to the best of the Company's knowledge, has a reasonable possibility of materially and adversely affecting, the business, assets or condition, financial or otherwise, or operations of the Company, which has not been reflected in financial statements of the Company heretofore delivered to the Investors or set forth in this Agreement or the Exhibits and Schedules attached hereto or fully disclosed in a written statement or certificate furnished to the Investors by the Company pursuant to this Agreement.

         Section 2.16. Compliance with Securities Laws. Based in part on the representations of the Investors set forth in Section 5 hereof, the Company has, to the best of the Company's knowledge, complied and will comply with all applicable United States Federal and state securities laws in connection with the offer, issuance and sale of the Securities. The Company has not, to the best of the Company's knowledge, either directly or through any agent, offered any securities to, or otherwise approached, negotiated or communicated in respect of any securities with, any Person so as thereby to require that the offer or sale of such securities (including but not limited to the Securities) be registered pursuant to the provisions of Section 5 of the Securities Act of 1933, as amended (the "1933 Act"). Based in part on the representations of the Investors set forth in Section 5 hereof, the offer, sale and issuance of the Purchased Shares and of the Common Shares in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the 1933 Act and all applicable state securities laws.

3.       CONDITIONS OF PURCHASE

         Each Investor's obligation to purchase and pay for the Purchased Shares hereunder shall be subject to compliance by the Company and each Principal Shareholder in all material respects with their agreements herein contained and to the fulfillment on or before and at the Closing of the following conditions:

         Section 3.1. Certificate of Company. The representations and warranties of the Company contained in this Agreement, including but not limited to the representations and warranties made in Section 2 hereof, shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; the Company's business, assets or condition, financial or otherwise, or operations shall not have been materially and adversely affected prior to the Closing; the conditions hereafter specified in this Section 3 shall have been satisfied in all material respects; and on the Closing Date a certificate to such effect executed by the President, the principal financial officer of the Company and each Principal Shareholder shall be delivered to the Investors.

         Section 3.2. Opinion of Counsel. The Investors shall have received from counsel for the Company, Gary Dean, Esq., his favorable opinion, dated the Closing Date, in the form attached hereto as Exhibit 3.2.

         Section 3.3. Authorization; Consents. The Board of Directors and stockholders of the Company shall have duly adopted resolutions in form satisfactory to the Investors authorizing the Company to consummate the transactions contemplated hereby to which it is a party in accordance with the terms hereof, and the Investors shall have received a duly executed certificate of the Secretary of the Company dated the Closing Date setting forth a copy of such resolutions and such other matters as may be requested by the Investors. The Company shall have obtained any and all other consents, permits and waivers and made all filings necessary or appropriate for consummation of the transactions contemplated by this Agreement except for such post-Closing filings as may be required under applicable securities laws.

         Section 3.4. Certificate of Incorporation. The Charter shall read as set forth on Exhibit 1.1 attached hereto.

         Section 3.5. Stockholders Agreement. The Company, the Investors, Michael Webster and Robert Webster shall have executed and delivered a Stockholders Agreement, substantially in the form of Exhibit 3.5 attached hereto.

         Section 3.6. Registration Rights Agreement. The Company, the Investors, Michael Webster and Robert Webster shall have executed and delivered a Registration Rights Agreement, substantially in the form of Exhibit 3.6 attached hereto.

         Section 3.7. Nondisclosure and Developments Agreements. Each Key Employee shall have executed and delivered an Employee Nondisclosure and Developments Agreement substantially in the form of Exhibit 3.7 attached hereto.

         Section 3.8. Non-Competition Agreements. Each Key Employee shall have executed and delivered a Non-Competition Agreement substantially in the form of
Exhibit 3.8 attached hereto.

         Section 3.9. Board of Directors. Lawrence W. Lepard shall have been elected to the Company's Board of Directors as the director elected by the holders of Series A Convertible Preferred Stock, voting as a separate series (the "Series A Director").

         Section 3.10. Repurchases. The Company shall have entered into an agreement with Robert Webster to repurchase on August 16, 1994, 863,636 shares of Common Stock currently owned by Robert Webster at a purchase price of approximately $1.7544 per share and shall have entered into an agreement with Michael Webster to repurchase on August 16, 1994, 1,416,364 shares of Common Stock currently owned by Michael Webster at a purchase price of approximately $1.7544 per share.

         Section 3.11. Officers' Certificate as to Financial Statements. Each officer of the Company shall execute and deliver on the Closing Date a certificate as to the completeness and accuracy of the financial statements delivered by the Company to the Investors pursuant to Section 2.12 hereof.

         Section 3.12. All Proceedings Satisfactory. All corporate and other proceedings taken prior to or at the Closing in connection with the transactions contemplated by this Agreement, and all documents and evidences incident thereto, shall be satisfactory in form and substance to the Investors, and the Investors shall receive such copies thereof and other materials (certified, if requested) as they may reasonably request in connection therewith.

4.       COVENANTS OF THE COMPANY

         Until the later of such time as less than 25% of the Purchased Shares or the Common Shares are outstanding and held by the Investors or any affiliates of the Investors or the Company completes a Qualified Public Offering; or unless otherwise agreed by a majority of the outstanding Common Shares (assuming the conversion of all outstanding Purchased Shares), the Company shall comply with the following covenants:

         Section 4.1. Financial Statements. The Company shall furnish to the Investors the following reports: (a) within ninety (90) days after the end of each fiscal year, an audited consolidated balance sheet of the Company as at the end of such year, together with audited consolidated statements of income, stockholders' equity and cash flows of the Company for such year, certified by independent public accountants of recognized standing (which shall be one of the six largest independent public accounting firms in the United States, or such other independent public accountants of recognized national or regional standing as may be approved by the Board of Directors of the Company) prepared in accordance with generally accepted accounting principles and practices consistently applied; (b) within thirty (30) days after the end of each month, an unaudited consolidated balance sheet of the Company as at the end of such month and an unaudited consolidated statement of income and cash flows for the Company for such month and for the year to date prepared in accordance with generally accepted accounting principles consistently applied (except that such financial statements need not contain footnotes) and fairly reflecting the financial affairs of the Company subject to year-end adjustments; (c) within sixty (60) days prior to the start of each fiscal year, a proposed budget for such fiscal year which shall include, where appropriate, capital and operating expense budgets, cash flow projections and income and loss projections for the Company; and (d) such other financial information as the Investors may reasonably request, including without limitation, certificates of the principal financial officer of the Company concerning compliance with the covenants of the Company under Section 3 hereof. At any time when the Company has Subsidiaries, all financial statements furnished hereunder will be consolidated.

         Section 4.2. Conduct of Business. The Company shall continue to engage principally in the business of providing video-based educational products and shall engage in only such additional business activities as (i) shall be reasonably related or incidental thereto and which shall facilitate the conduct, development or expansion of such business, or (ii) which shall be approved or ratified by the Board of Directors. The Company will keep in full force and effect its corporate existence and will comply in all material respects with all applicable laws and regulations in the conduct of its business.

         Section 4.3. Adverse Changes. The Company shall promptly advise the Investors of (i) any event which represents a material adverse change in the business, assets or condition, financial or otherwise, or operations of the Company and (ii) any suit or proceeding commenced or threatened against the Company which, if adversely determined, would result in such a material adverse change.

         Section 4.4. Insurance. The Company shall keep its insurable properties insured by financially sound and reputable insurers against the perils of liability, casualty, fire and extended coverage in amounts of coverage at least equal to those customarily maintained by companies in the same or a similar business of similar size. The Company shall also maintain with such insurers insurance against other hazards and risks and liability to persons and property, to the extent and in the manner customary for corporations engaged in the same or a similar business of similar size.

         Section 4.5. Life Insurance. The Company shall use its best efforts to obtain, within thirty (30) days following the Closing Date, and thereafter shall maintain and continue to pay the premiums on a key-man term life insurance policy on the life of Michael Webster, in the amount of not less than $1,000,000, naming the Company as beneficiary. The life insurance proceeds received by the Company, if any, shall be used for valid business purposes of the Company as approved by the Board of Directors of the Company.

         Section 4.6. Maintenance of Properties. The Company will maintain all properties used or useful in the conduct of its business in good repair, working order and condition as necessary to permit such business to be properly and advantageously conducted.

         Section 4.7. Affiliated Transactions. All transactions between the Company and any officer, Key Employee, director or stockholder of the Company or Persons controlled by or affiliated with such officer, Key Employee, director or stockholder, other than transactions in their capacity as such, shall be conducted on an arms-length basis, shall be on terms and conditions no less favorable to the Company than could be obtained from nonrelated Persons and shall be unanimously approved in advance by the disinterested Directors of the Company after full disclosure of the terms thereof.

    Section 4.8. Management Compensation; Compensation Committee; Dividends.

         (a) Michael Webster's salary as President of the Company shall initially be $150,000 per annum and Robert Webster's salary as Vice President, Secretary and Treasurer of the Company shall initially be $25,000 per annum. Compensation paid by the Company to others of its management shall be reasonably comparable to compensation paid to management in companies of similar size, of similar maturity, of similar profitability and in similar industries and shall be approved by the Board of Directors of the Company.

         (b) If so requested by the Series A Director, the Board of Directors shall establish a three-member Compensation Committee to determine management salaries consisting of one member of management, the Series A Director and a non-employee director other than the Series A Director (the "Independent Director"), if any. It is contemplated that an Independent Director will be elected to the Board of Directors within one year of the date hereof. In the event that, at the time the Compensation Committee is to be formed, there is no Independent Director and there is a dispute between the other two members of the Compensation Committee regarding management compensation, then the Company will elect an Independent Director who is reasonably acceptable to the Investors and will appoint such person to the Compensation Committee prior to making any management salary adjustments or awarding any management bonuses.

         (c) The Board of Directors or the Compensation Committee, if so created, shall review and approve salary and cash bonuses payable to management (the "Approved Compensation"). If the Board of Directors shall determine that funds in excess of Approved Compensation are available for distribution in the form of bonuses and/or dividends in any fiscal year, then the holders of Series A Convertible Preferred Stock shall be entitled to receive as dividends a portion of such additional funds calculated by multiplying the total amount of such additional funds available for distribution by a fraction, the numerator of which shall be the number of shares of Common Stock owned by the Investors, and the denominator of which shall be the total number of shares of Common Stock outstanding (assuming in each case the conversion of all outstanding shares of Series A Convertible Preferred Stock).

         Section 4.9. Lock-Up for Certain Stockholders. The Company will cause any compensation benefit plan or contract, whether now existing or hereafter created, under which offers and sales of securities of the Company are made to officers, directors and Key Employees of the Company, to provide that in connection with an underwritten public offering, upon the request of the Company or the principal underwriter managing such public offering, resales of such securities may not be sold without the prior written consent of the Company or such underwriters, as the case may be, for at least one hundred and eighty (180) days or such other period of time (which may be greater or less than one hundred and eighty (180) days) as the Investors holding at least a majority in interest of the Common Shares issued or issuable upon conversion of the Purchased Shares may specify, but in no event greater than the period of time imposed on the Investors pursuant to Section 3 of the Stockholders Agreement.

         Section 4.10. Inspection. The Company shall permit authorized representatives of the Investors to visit and inspect any of the properties of the Company, including its books of account (and to make copies thereof and take extracts therefrom), and to discuss its affairs, finances and accounts with its officers, administrative employees and independent accountants, all at such reasonable times and as often as may be reasonably requested; provided that all such information provided to the Investors by the Company will be maintained as confidential by the Investors, will not be disclosed to third parties and will not be used by the Investors in a manner that is adverse to the Company.

         Section 4.11. Board of Directors Meetings. The Company will reimburse full coach airfare and all other direct out-of-pocket expenses reasonably incurred by the Series A Director in attending meetings of the Board of Directors or any committee thereof or in conducting any other business of the Company which has been requested of such director by the Board of Directors or any committee thereof or by senior management. The Series A Director shall be entitled to receive those fees and benefits, including the issuance of stock options, as are afforded the other non-employee members of the Board of Directors. The Company shall ensure that meetings of its full Board of Directors are held at least four times each year and at intervals of not more than four months. The Company's Charter and By-laws, each as amended from time to time, shall provide for indemnification and exculpation of directors from personal liability, to the fullest extent permitted under applicable state law. The Company shall, from time to time, consider the appropriateness of obtaining directors' and officers' liability insurance, and, if appropriate and approved by the Board of Directors of the Company, the Company shall obtain such insurance providing reasonable coverage and the payment of reasonable premiums.

         Section 4.12. Right to Participate in Sale of Additional Securities. The Company hereby covenants and agrees that it shall not, until such date as the Company completes a Qualified Public Offering, issue or sell any (i) shares of capital stock of the Company, (ii) securities convertible into or carrying any rights to purchase capital stock of the Company, or (iii) options, warrants or other rights to subscribe for, purchase or otherwise acquire any capital stock of the Company, other than in connection with such Qualified Public Offering, unless (a) the Company has received a bona fide, arms' length offer to purchase such securities from a third party and (b) the Company first submits a written offer to the Investors to permit them to purchase their "proportionate share" of such securities on terms and conditions, including price, not less favorable to the Investors than those offered by such other prospective purchaser. Each Investor shall have the right to elect to purchase a number of such securities based on the ratio which the Common Stock of the Company owned by the Investor or obtainable by said Investor upon conversion of the Purchased Shares owned by him bears to all the issued and outstanding shares of Common Stock of the Company, including shares of Common Stock issuable upon conversion of any outstanding Purchased Shares or other convertible securities. The Company's offer to the Investors shall remain open and irrevocable for a period of thirty (30) days. Promptly upon the expiration of such thirty-day period, the Company shall, in writing, inform each Investor which elects to purchase all the securities available to it of any other Investor's failure to do likewise. During the ten (10) day period commencing after the receipt of such information, each fully-exercising Investor shall have the right to elect to purchase up to its proportionate share of the securities not subscribed for by the other Investors based on the ratio which the Common Stock of the Company owned by the fully-exercising Investor or obtainable by said Investor upon conversion of the Purchased Shares owned by him bears to the Common Stock of the Company owned by, or obtainable upon conversion of the Purchased Shares owned by, all fully-exercising Investors who desire to purchase certain of the unsubscribed for securities.

         Any Investor may transfer its right to be offered any such opportunity to any transferee who (i) is an Investor, (ii) is an affiliate, as that term is defined in the Investment Company Act of 1940, of an Investor (including a partner of an Investor), or (iii) has theretofore acquired from an Investor at least 100,000 Common Shares, issued or issuable upon conversion of the Purchased Shares (or such lesser number of Common Shares which constitutes the total number of Common Shares purchased by the transferee under this Agreement) (as adjusted for stock splits, stock dividends, reclassifications, recapitalizations or other similar events). Any securities offered to the Investors pursuant to this Section 4.12 which such Investors have not elected to purchase within the time fixed herein may, within ninety (90) days after the date for making such election, be sold by the Company at not less than the same price and upon terms not materially less favorable to the Company than were offered to the Investors but may not otherwise be sold without renewed compliance with this Section 4.12. Notwithstanding the above, the Company may from the date hereof, without having offered such securities to the Investors, issue up to an aggregate of 187,500 shares of Common Stock (as adjusted for stock splits, stock dividends, reclassifications, recapitalizations or other similar events) for issuance to or for the benefit of employees or directors pursuant to stock option, stock purchase or similar plans approved by the Board of Directors.

         Section 4.13. Conduct of the Company. From the date hereof until the Closing Date, the Company shall conduct its business in the ordinary course consistent with past practice and to use its best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees.

         Section 4.14. Loans and Advances. The Company will not make any loan or advance in excess of $50,000 to, or own any stock or other securities of, any Person without the approval of the Board of Directors, except that the Company may own all of the outstanding capital stock of a Subsidiary. The Company will not make any loans or advances to Michael Webster or Robert Webster.

         Section 4.15. Indebtedness. The Company will not create, incur, assume or suffer to exist any Indebtedness, or repay any Indebtedness existing on the Closing Date, to its stockholders, except as provided in Section 1.2(b) of this Agreement.

5.       REPRESENTATIONS AND WARRANTIES OF INVESTORS

         In order to induce the Company to enter into this Agreement, each Investor, severally and not jointly, represents and warrants that:

                 A. This Agreement, the Stockholders Agreement and the Registration Rights Agreement and all other documents and instruments executed by the Investor pursuant hereto, have each been duly executed and delivered by the Investor and each is a legal, valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms. All consents, approvals or authorizations of any Person, and all qualifications, designations, declarations or filings with any governmental authority, on the part of the Investor required as a condition precedent to the valid execution and delivery of this Agreement, the Stockholders Agreement and the Registration Rights Agreement shall have been obtained or completed prior to, and be effective as of, the Closing.

                 B. The Investor is acquiring the Purchased Shares for its own account, for investment, and not with a view to any "distribution" thereof within the meaning of the Securities Act.

                 C. The Investor understands that because the Securities have not been registered under the Securities Act, it cannot dispose of any or all of the Securities unless such Securities are subsequently registered under the Securities Act or exemptions from such registration are available. The Investor acknowledges and understands that, except as provided in the Registration Rights Agreement, it has no independent right to require the Company to register the Securities under the Securities Act or any state securities law. The Investor is aware that the Company may not undertake a public offering of its stock. The Investor further understands that the Company will, as a condition to the transfer of any of the Securities, require that the request for transfer be accompanied by opinion of counsel, in form and substance satisfactory to the Company, to the effect that the proposed transfer does not result in violation of the Securities Act, unless such transfer is covered by an effective registration statement under the Securities Act.

The Investor understands that each certificate representing the Securities will bear the following legends or ones substantially similar thereto:

         These securities have not been registered under the Securities Act of 1933 or the Oklahoma Securities Act. These Securities have been acquired for investment and not with a view to distribution or resale, and may not be sold, mortgaged, pledged, hypothecated or otherwise transferred without an effective registration statement for such shares under the Securities Act of 1933, or an opinion of counsel for the corporation that registration is not required under such act.

         The Securities represented by this certificate are subject to the terms and conditions of a Stockholders Agreement dated August 16, 1994. A copy of such agreement is on file at the principal executive offices of VIAGRAFIX CORPORATION and VIAGRAFIX CORPORATION will furnish copies of such agreement to the holder of this certificate upon request and without charge.

         D. The Investor is knowledgeable and experienced in the making of venture capital investments, is able to bear the economic risk of loss of its investment in the Company, has been granted the opportunity to make a thorough investigation of the affairs of the Company, and has availed itself of such opportunity to the extent it has deemed necessary, either directly or through its authorized representative.

         E. The Investor has been advised that the Purchased Shares delivered hereunder and the Common Shares issuable upon conversion of the Purchased Shares have not been and are not being registered under the Securities Act and that the Company in issuing the Purchased Shares and the Common Shares is relying upon, and will rely upon, among other things, the representations and warranties of the Investor contained in this Section 5 in concluding that each such issuance is a "private offering" and does not require compliance with the registration provisions of the Securities Act.

         F. The Investor is an "accredited investor" as that term is defined in Rule 501 of Regulation D under the Securities Act.

6.       MISCELLANEOUS

         Section 6.1. Brokers' Fee. Each party hereto will indemnify and hold harmless the others against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such party with any third party.

         Section 6.2. Remedies.

         (a) The Company and each Principal Shareholder agrees to indemnify each holder of any Purchased Shares against all claims, losses, damages and liabilities, including legal and other expenses reasonably incurred in investigating or defending against the same, arising out of any breach of any representation and warranty made by the Company and each Principal Shareholder in Section 2 hereof provided, however, that the liability of Michael Webster and Robert Webster hereunder shall be limited, in the aggregate, to the total purchase price of all Purchased Shares purchased pursuant to this Agreement.

         (b) The Investors agree to indemnify the Company against all claims, losses, damages and liabilities, including legal and other expenses reasonably incurred in investigating or defending against the same, arising out of any breach of any representation and warranty made in Section 5 hereof by the Investors.

         (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Section 6.2, such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing. No indemnification provided for in Section 6.2(a) or (b) hereof shall be available to any party who shall fail to give notice as provided in this Section 6.2(c), but the failure to give such notice shall not relieve the indemnifying party or parties from any liability which it or they may have to the indemnified party for contribution or otherwise than on account of the provisions of Section 6.2(a) or (b) hereof. In case any such proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party and shall pay as incurred the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel at its own expense. Notwithstanding the foregoing, the indemnifying party shall pay as incurred the fees and expenses of the counsel retained by the indemnified party in the event (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

         (d) In the event indemnification arises hereunder as a result of a third party claim against the indemnifying party, no indemnification shall be made effected pursuant to this Section 6.2 until such time as the indemnifying party shall have been finally adjudicated or otherwise bound to be liable hereunder to such third party.

         (e) Arbitration. Except as otherwise provided hereunder, any controversy or claim among the parties hereto arising out of or relating to this Agreement or the existence, validity, breach, or termination thereof, will be finally settled by compulsory arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), as modified or supplemented under this Section 6.2(e). To initiate arbitration, either party will file the appropriate notice at the Regional Office of the AAA in Dallas, Texas. The arbitral award will be the exclusive remedy of the parties for all claims, counterclaims, issues, or accountings presented or pled to the arbitrators. Judgment upon the arbitral award may be entered in any court that has jurisdiction thereof. Any additional costs, fees, or expenses incurred in enforcing the arbitral award will be charged against the party that resists its enforcement. This Section 6.2(e) shall be binding upon the parties and their respective heirs or successors and assigns and any trustee, receiver, or executor of each party hereto. Except to the extent required by law, no party, arbitrator, representative, counsel, or witness shall disclose or confirm to any person not present at the arbitration hearings any information about the hearings, including the names of the parties and arbitrators, the nature and amount of the claims, the financial condition of any party, the expected date of hearing, or the award made.

         Section 6.3. Amendments and Waivers. This Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of the Company and Investors holding at least a majority of the Common Shares (calculated as though all outstanding Purchased Shares had been converted into Common Shares immediately prior to such consent).

         Section 6.4. Survival of Covenants; Assignability of Rights.

         (a) All covenants, agreements, representations and warranties of the Company made herein and in the certificates, lists, exhibits, schedules or other written information delivered or furnished in connection therewith and herewith, except as provided otherwise in this Agreement, shall survive the delivery of the Securities and shall bind the Company's successors and assigns, whether so expressed or not, and, except as provided otherwise in this Agreement, all such covenants, agreements, representations and warranties shall inure to the benefit of the Investor's successors and assigns and to permitted transferees of the Securities, whether so expressed or not.

         (b) All covenants, agreements, representations and warranties of the Investors made herein shall, except as provided otherwise in this Agreement, shall survive the delivery of the Securities and shall bind each of the Investor's successors and assigns, whether so expressed or not and, except as provided otherwise in this Agreement, all such covenants, agreements, representations and warranties shall inure to the benefit of the Company's successors and assigns whether so expressed or not.

         Section 6.5. Governing Law. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of Oklahoma.

         Section 6.6. Section Headings. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision hereof.

         Section 6.7. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

         Section 6.8. Notices.

         As the terms "notice" or "notices" are used herein as between the parties, such term shall mean a written document, explaining in reason for the notice, and the same shall be mailed by United States Postal Service Via Certified Mail, Return Receipt Requested, addressed as follows:

         to the Company or the Principal Shareholders:

                 ViaGrafix Corporation
                 Attention: Mike Webster
                 Five South Vann Street
                 Pryor, OK 74361
                 Fax: 918-825-6744
         with a copy by mail and fax which shall not constitute notice, to:

                 Gary J. Dean, Attorney
                 P.O. Drawer 1047
                 Pryor, OK 74362
                 Fax: 918-825-7460

         to the Investors:

                 GEO Capital III, L.P.
                 One Bridge Plaza
                 Fifth Floor
                 Fort Lee, NJ 07024
                 Attention: Lawrence Lepard

         with a copy by mail and fax, which shall not constitute notice, to:

                 William B. Asher, Jr., Esquire
                 Testa, Hurwitz & Thibeault
                 53 State Street
                 Boston, MA 02109
                 Fax: 617-248-7100

Such notice shall be deemed to have been given on the date placed in the U.S. Mails, and sent by fax to counsel, whether actually received by the addressee or not. The parties shall, as a matter of convenience and courtesy send each party receiving notice a copy of said notice by facsimile or electronic means, or by courier, Federal Express, or similar service, but such notifications shall not be deemed lawful "notice" as required hereby. The parties may from time to time amend the above addresses and names by written notice given the other party.

         Section 6.9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

Section 6.10. Definitions of Terms.

Definition                                                  Section
----------                                                  -------
Company                                                     Preamble
Investors                                                   Preamble
Common Shares                                                 1.1
Purchased Shares                                              1.1
Securities                                                    1.1
Series A Preferred Stock                                      1.1
Closing                                                       1.2
Closing Date                                                  1.2

         Best Knowledge. The term "best knowledge", or similar terms when applied to the Company, means the actual knowledge of its respective Key Employees, officers or directors without independent investigation or, when applied to each Principal Shareholder, means the actual knowledge of the individual shareholder without independent investigation.

         Certified. A financial statement shall be deemed to be "certified" only if the person or firm certifying it shall unqualifiedly express the opinion that it has been prepared in accordance with generally accepted accounting principles and that the balance sheet included therein fairly presents the financial position of the Company as at the date thereof and that the statements of income and of changes in financial position included therein fairly present the results of operations of the Company for the period indicated. If the person certifying is a officer of the Company, the certificate shall also state that the financial statements are true, correct and complete. If the person certifying is a member of an accounting firm, the certificate shall also state that the examination included such tests of accounting records and such other auditing procedures as the accountant considered necessary in the circumstances.

         Immediate Family. The term "immediate family" shall include spouse, parents, mother-in-law and father-in-law, brother and sister, brother-in-law and sister-in-law, son-in-law and daughter-in-law, and children.

         Indebtedness. The term "Indebtedness" shall mean with respect to any Person (i) all indebtedness or other obligations of such Person for borrowed money or for the deferred purchase price of property or services, other than for trade accounts payable incurred in the ordinary course of the Company's business, (ii) all Indebtedness described in clause (i) of any other Person in respect of which such Person is liable, contingently or otherwise, to pay or advance money or property as guarantor, endorser or otherwise (except as endorser for collection in the ordinary course of business), and (iii) all lease obligations of such Person which are required, in accordance with generally accepted accounting principles ("GAAP"), to be capitalized on the books of the lessee.

         Key Employees. The term "Key Employees" shall mean Michael Webster and any other employee of the Company designated by the Board of Directors subsequent to the Closing.

         Person. The term "Person" shall mean any corporation, association, partnership, joint venture, organization, business or individual.

         Qualified Public Offering. The term "Qualified Public Offering" shall mean a firm commitment underwritten public offering of shares of Common Stock pursuant to a registration statement filed with the Commission under the Securities Act, in which net proceeds, after deducting underwriters' discounts and commissions and offering expenses, to the Company equal or exceed $5,000,000.

         Subsidiary. The term "Subsidiary" shall mean any Person of which a Person at the applicable time owns or controls, directly or indirectly through one or more Subsidiaries, a majority of the voting stock.

         Section 6.11. Expenses.

         The Company shall pay all costs and expenses that (i) it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and (ii) the Investors shall incur with respect to the due diligence investigation of the Company and the negotiation, execution, delivery, performance, amendment and/or enforcement of this Agreement and the other documents delivered pursuant hereto, in an amount not to exceed $30,000.

         Section 6.12. Entire Agreement.

         This Agreement and the other contract documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with respect to the subjects hereof and thereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the undersigned have executed this Series A Convertible Preferred Stock Purchase Agreement as of the day and year first above written.

                             VIAGRAFIX CORPORATION

                             By: MICHAEL A. WEBSTER
                                 ---------------------------
                                 Name: Michael A. Webster
                                  Title: President

                             INVESTORS

                             GEOCAPITAL III, L.P.


                             By: Geocapital Management, L.P.

                                 By: /s/ LAWRENCE W. LEPARD
                                     -----------------------
                                     General Partner


                             PRINCIPAL SHAREHOLDERS:


                             /s/ MICHAEL A. WEBSTER
                             -------------------------------
                             Michael A. Webster

                             /s/ ROBERT E. WEBSTER
                             -------------------------------
                             Robert E. Webster